Exhibit 99.1 Press Release dated November 24, 2004.

Community(SM)
Bank Shares of Indiana, Inc.

                                                            CONTACT INFORMATION:
                                                            Paul A. Chrisco, CFO
                                                             Phone: 812.981.7375
                                                               Fax: 812.949.6870
                                                         pchrisco@cbinonline.com
                                                                    NASDAQ: CBIN

FOR IMMEDIATE RELEASE

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Community Bank Shares declares special stock and cash dividend

NEW ALBANY, INDIANA (November 24, 2004) - Community Bank Shares of Indiana, Inc. (NASDAQ: CBIN) today announced that its Board of Directors declared a special 10% stock dividend and $0.145 cash dividend to shareholders of record on December 10, 2004 and payable December 27, 2004. By maintaining its cash dividend at $0.145 per share, the Company effectively increased the cash dividend by 10%. Fractional shares will be paid in cash.

"This stock dividend represents our commitment to improving shareholder value. We feel that increasing the total number of shares in the in the market will increase the liquidity of our stock and help increase shareholder value for the long-term shareholder," commented James D. Rickard, President and Chief Executive Officer.

Currently, the Company has approximately 2.4 million shares outstanding. After the stock dividend there will be approximately 2.6 million shares outstanding. As of September 30, 2004, the Company had total assets of $566.6 million.

Community Bank Shares of Indiana, Inc. is the parent company of Community Bank of Southern Indiana in New Albany, Indiana, a full-service banking subsidiary. The Company is traded on the NASDAQ under the symbol CBIN.

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